Exhibit 10.30

Senior Officer Performance Award Agreement
Under the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan

    Bloomin’ Brands, Inc. (the “Company”) hereby issues to the Participant who is an officer above Vice President level ("Senior Officer Participant") an award of performance-based Share units (“Performance Awards”). Each Performance Award represents an unfunded, unsecured promise of the Company to deliver to the Senior Officer Participant one Share, subject to the vesting and other restrictions, terms and conditions set forth in the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan and any subsequent plan (the “Plan”) and those set forth in this Agreement, including the Terms and Conditions of Performance Award attached hereto as Exhibit A and the Performance-Based Vesting Terms and Conditions contained in Exhibit B (collectively, the “Agreement”). Any capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Plan.

Performance Awards:

Name/Senior Officer Participant:	<name>
Type of Grant:	Performance Awards
Date of Grant:	<date>
Target Performance Based Shares:	<shares>

The Senior Officer Participant, by accepting this award online on www.netbenefits.com, acknowledges and agrees that the Performance Awards are granted under and governed by the terms, and subject to the conditions, of this Agreement, including the Terms and Conditions of Performance Award attached hereto as Exhibit A and Exhibit B, and the Plan.

IN WITNESS WHEREOF, the Company has caused this grant of Performance Awards to be executed, as of the Date of Grant specified above.

BLOOMIN’ BRANDS, INC.

By:	ELECTRONIC SIGNATURE
Michael Spanos, Chief Executive Officer
(or Kelly Lefferts, Chief Legal Officer)

SENIOR OFFICER PARTICIPANT:

Name:

Exhibit A

Performance Award Agreement
Terms and Conditions

1.Condition to the Senior Officer Participant’s Rights Under this Agreement. This Agreement shall not become effective, and the Senior Officer Participant shall have no rights with respect to the Performance Awards, unless and until the Senior Officer Participant has fully executed this Agreement by accepting the Performance Awards online as described in Section 9 below. Notwithstanding the foregoing, if the Senior Officer Participant does not otherwise reject the Performance Awards in writing to the Company’s compensation department within 90 days of the Date of Grant or such other manner as the Company may specify from time to time in its sole discretion, the Senior Officer Participant shall be deemed to have signed and accepted the Performance Awards, and the terms and conditions hereof, as of the Date of Grant.

2.Vesting.

Subject to the provisions of this Agreement, the Performance Awards awarded under this Agreement shall vest, subject to the Senior Officer Participant’s Continuous Service on the third anniversary of the Date of Grant (the “Vesting Date”), subject to certification by the Committee: (A) the extent to which the Company’s performance results as set forth in Exhibit B have satisfied the applicable performance criteria, also set forth in Exhibit B (“Performance Goals”) for each of the three years following the Date of Grant (the “Aggregate Performance Period”) and (B) the corresponding number of Performance Awards that have been earned and vested as a result of the achievement of such Performance Goals during such Aggregate Performance Period (which number may range from zero percent to 200% percent of the number of Target Performance Based Shares eligible for vesting based on performance during such Aggregate Performance Period), all as set forth in Exhibit B hereto. Any Performance Awards that are eligible to be earned based on performance during the Aggregate Performance Period, but do not so vest, shall be forfeited.

(a)Prior to actual payment of any of the Performance Awards that are earned and vested, the Performance Awards will represent unfunded, unsecured obligations of the Company in accordance with Section 17.13 of the Plan.

(b)The Committee certification described in paragraph (a) of this Section 2 shall occur as soon as practicable after the end of the Performance Period, as defined in Exhibit B. The Committee may make adjustments to Performance Goals as described in Section 9 of the Plan.

(c)No Performance Awards shall be payable in Shares prior to such Vesting Date, despite the Company having achieved, to any extent, the Performance Goals set forth in Exhibit B or in a subsequent schedule added to this Agreement.

3.Termination of Continuous Service. Except to the extent provided otherwise in Section 4 hereof or unless the Committee determines otherwise:

(a)If Senior Officer Participant’s Continuous Service terminates prior to the Vesting Date other than as provided for in Sections 3(b) and 3(c) below, all Performance Awards that are unvested at the time of such termination will be forfeited.

(b)If Senior Officer Participant’s Continuous Service terminates due to death or Disability prior to the Vesting Date, then a pro rata portion (based on the portion of the Aggregate Performance Period that passed prior to termination of the Senior Officer Participant’s Continuous Service) of the Target Performance Based Shares will immediately vest and become payable in Shares upon such termination; provided however that the Performance Awards vested shall be based on the actual achievement of Performance Goals as set forth in Exhibit B for any Performance Period completed and at the target for any Performance Period not yet complete.

(c)Except as otherwise provided in this Agreement, if the Senior Officer Participant retires (i) on or after age sixty (60) with five (5) years of service with the Company or an Affiliate of the Company or (ii) on or after age fifty-five (55) with ten (10) years of service with the Company or an Affiliate of the Company (“Retirement”), prior to the vesting or forfeiture of the Performance Awards pursuant to Section 2 hereof, then the number of Performance Awards that vest shall be determined as of the date of the Senior Officer Participant’s Retirement on a pro rata basis, determined based on the number of full months of employment completed from the Date of Grant to the date of the Senior Officer Participant’s Retirement divided by the number of full months of the original vesting period; provided that the Performance Awards earned shall be determined at the end of the Aggregate Performance Period based on the actual achievement of Performance Goals, as set forth in Exhibit B.

4.Change in Control. In the event of a Change in Control, the vesting of the Performance Awards may be accelerated pursuant to the Company’s Executive Change in Control Plan or pursuant to Section 12 of the Plan.

5.Restrictive Covenants.

(a)Confidential Information; Non-Disclosure. During the course of the Senior Officer Participant’s employment, before and after the execution of this Agreement, and as consideration for the restrictive covenants entered into herein, Senior Officer Participant has received and will continue to receive some or all of the Company’s confidential or proprietary information and various Trade Secrets (as defined under applicable law, including the Defend Trade Secrets Act of 2016). Except in the performance of duties for the Company, at no time during Senior Officer Participant’s employment with the Company, or at any time thereafter, shall Senior Officer Participant, individually or jointly with others, for the benefit of Senior Officer Participant or for the benefit of any third party, publish, disclose, use or authorize anyone else to publish, disclose or use any secret or confidential material or information relating to any aspect of the business or operations of the Company or any of its affiliates, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes, product specifications, restaurant operating techniques and procedures, marketing techniques and procedures, financial data, processes, vendors and other information or know-how of the Company or any of its affiliates (“Confidential Information”), except (i) to the extent required by law, regulation or valid subpoena, or (ii) to the extent that such information or material becomes publicly known or available through no fault of Senior Officer Participant. Further, the Senior Officer Participant may disclose Confidential Information to a government agency as part of a report, complaint, or investigation without providing notice to the Company; but if the Senior Officer Participant makes such disclosure, the Senior Officer Participant agrees to take reasonable steps to try to prevent the disclosure of Confidential Information beyond these allowable parameters. The Company is not waiving any attorney-client privilege or work-product protection. The Senior Officer Participant’s electronic acceptance of or signature on this Agreement acknowledges the understanding that the Senior Officer Participant has and will receive access to proprietary and Confidential Information critical to the Company.

(b)Non-Solicitation. During Senior Officer Participant’s employment with the Company and for a period of two (2) years following the end of the Senior Officer Participant’s Continuous Service for any reason, with or without Cause, whether voluntary or involuntary, except as is the result of a broad solicitation that is not targeting employees of the Company or any of its franchisees or affiliates, the Senior Officer Participant shall not offer employment to, or hire, any employee of the Company or any of its franchisees or affiliates, or otherwise directly or indirectly solicit or induce any employee of the Company or any of its franchisees or affiliates to terminate his or her employment with the Company or any of its franchisees or affiliates; nor shall Senior Officer Participant act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, of or for any person or entity that solicits or otherwise induces any employee of the Company or any of its franchisees or affiliates to terminate his or her employment with the Company or any of its franchisees or affiliates.

(c)Noncompete. While the Senior Officer Participant is employed by the Company and for a period of twelve (12) months following the end of the Senior Officer Participant’s Continuous Service for any reason, with or without Cause, whether voluntary or involuntary, the Senior Officer Participant shall not, individually or jointly with others, directly or indirectly, whether for the Senior Officer Participant’s own account or for that of any other person or entity, provide or perform the same or substantially similar services that the Senior Officer Participant provided to the Company, for, or own or hold any ownership interest in, any Direct Competitor, as such term is defined below, located anywhere in the U.S. or any territory or country in which the Company, its subsidiaries, franchisees or affiliates and any successor entity to the Company, its subsidiaries, franchisees or affiliates owns or operates one or more restaurants (the “Restricted Territory”). It shall not be a violation of this non-competition clause for Senior Officer Participant to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or successor statute. For the purposes of the Agreement, “Direct Competitor” shall mean a person or entity engaged in a multi-unit, full-service restaurant business, or any competitive segment relevant to the Company’s then-current business.

(d)Injunctive Relief. The Senior Officer Participant agrees that a breach of any of the restrictive covenants contained in this Agreement will cause irreparable injury to the Company for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain the Senior Officer Participant from any threatened or actual activities in violation of any such covenants. The Senior Officer Participant hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings that might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Company does apply for such an injunction, the Senior Officer Participant shall not raise as a defense thereto that the Company has an adequate remedy at law.

(e)Disclosure and Consideration Period. The Senior Officer Participant has the right to seek legal counsel prior to signing this Agreement and will have seven (7) calendar days from receipt of this Agreement to review and consider the terms of the Agreement, including the non-compete provisions, before signing.

(f)Forfeiture due to Violating Section 5. In the event that the Senior Officer Participant violates any of the terms of this Section 5, the Senior Officer Participant understands and agrees that in addition to the Company’s rights to obtain injunctive relief and damages for such violation, (i) the Senior Officer Participant shall return to the Company any Shares resulting from Performance Awards that are or are scheduled to be settled on or after any such violation of Section 5 of this Agreement and any related distributions with respect to such settled Performance Awards (including any cash dividends or other distributions) received by the Senior Officer Participant or the Senior Officer Participant’s personal representative and pay to the Company in cash the amount of any proceeds received by the Senior Officer Participant or the Senior Officer Participant’s personal representative from the disposition or transfer of any such Shares, and (ii) the Senior Officer Participant’s Performance Awards, to the extent they are either unvested or are vested and yet to be settled, shall be immediately forfeited (Performance Awards and Shares described in subsection (i) and (ii) shall collectively be referred to as the “Forfeited Shares”).

For purposes of administration of Section 5(f), the Senior Officer Participant agrees that this Section shall serve as the Senior Officer Participant’s consent to notify any individual or entity holding the Forfeited Shares on the Senior Officer Participant’s behalf, including the Company’s broker or the Plan administrator, of the obligation to return the Forfeited Shares and the Senior Officer Participant’s agreement to provide any other required documentation to facilitate such transfer and return of the Forfeited Shares.

6.Performance Awards Non-Transferable. The Senior Officer Participant shall not directly or indirectly sell, transfer, pledge, assign or otherwise encumber Performance Awards or any interest in them, or make any commitment or agreement to do any of the foregoing, except to the extent permitted by Section 11.3 of the Plan.

7.Settlement. The Company shall, as soon as practicable upon the satisfaction of the vesting conditions of the Performance Awards set forth in Section 2 of this Agreement, effect delivery of the Shares with respect to such vested Performance Awards to the Senior Officer Participant (or, in the event of the

Senior Officer Participant’s death, to the Beneficiary). No Shares will be issued pursuant to this Agreement unless and until all legal requirements applicable to such issuance have been complied with to the satisfaction of the Committee.

8.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Senior Officer Participant on account of non-compliance with Section 409A of the Code.

9.Electronic Delivery, Acceptance, and Signature. The Company may in its sole discretion, decide to deliver any documents related to the Performance Awards granted under the Plan and participation in the Plan, or future Performance Awards that may be granted under the Plan, by electronic means or to request the Senior Officer Participant’s consent to participate in the Plan by electronic means. The Senior Officer Participant hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party designated by the Company. Signatures on any document necessary for participation in the Plan or related to the Performance Awards may be by electronic signature or electronic acceptance. Any electronic acceptance shall be deemed a signature and such signature shall be valid and binding.

10.Data Privacy.

(a)The Senior Officer Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Personal Data as described in this document by and among, as applicable, the Company and its Affiliates for the purposes of implementing, administering and managing the Senior Officer Participant’s participation in the Plan.

(b)The Senior Officer Participant understands that the Company and its Affiliates may possess certain personal information about the Senior Officer Participant, including, but not limited to, his or her name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Senior Officer Participant’s favor, for the purposes of implementing, administering and managing the Plan (“Personal Data”). The Senior Officer Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Senior Officer Participant’s country or elsewhere and that the recipients’ country may have different data privacy laws and protections than the Senior Officer Participant’s country. The Senior Officer Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Senior Officer Participant may elect to deposit any Shares acquired upon settlement of these Performance Awards. The Senior Officer Participant understands that the Company will retain the Personal Data only as long as is necessary to implement, administer and manage the Senior Officer Participant’s participation in the Plan. The Senior Officer Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s human resources representative. The Senior Officer Participant understands, however, that refusing or withdrawing his or her consent may affect the Senior Officer Participant’s ability to participate in the Plan. Senior Officer Participants may obtain more information about how their Personal Data may be processed in conjunction with Plan participation by contacting the Company’s human resources representative.

11.Government and Other Regulations. The grant of Performance Awards is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Senior Officer Participant acknowledges that the Company will not be obligated to issue any Shares hereunder if the grant or vesting thereof or the issuance of such Shares, as the case may be, would constitute a violation by the Senior Officer Participant or the Company of any such law, regulation or order or any provision thereof. The Company shall not be obligated to take any affirmative action in order to cause the vesting of the Performance Awards or the issuance of Shares pursuant hereto to comply with any such law, regulation, order or provision.

12.Miscellaneous Provisions.

(a)No Senior Officer Participant or Beneficiary shall have any rights as a stockholder with respect to Shares subject to an award, including without limitation any right to vote or to receive or accrue dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or any equivalent thereof, until such Shares are delivered to the Senior Officer Participant or the Beneficiary, and no adjustment or accrual shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Shares are delivered.

(b)The Performance Awards are granted under and subject to the terms and conditions of the Plan, which is incorporated herein and made part hereof by this reference. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern and all decisions under and interpretations of the Plan or this Agreement by the Board or the Committee shall be final, binding and conclusive upon the Senior Officer Participant and his or her heirs and legal representatives. The Senior Officer Participant hereby acknowledges receipt of a true copy of the Plan and that the Senior Officer Participant has read the Plan carefully and fully understands its content.

(c)This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(d)If the Senior Officer Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(e)The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(f)This Agreement may be executed or deemed executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.Definition of Cause. The Senior Officer Participant is terminated for "Cause" if the Company, in its sole and absolute discretion, determines that any of the following events occur:

(a)the Senior Officer Participant’s refusal or willful failure to substantially perform Senior Officer Participant’s duties for the Company;

(b)the Senior Officer Participant’s dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud regarding the Company or its affiliates;

(c)the Senior Officer Participant’s conviction of, or plea of nolo contendere with respect to, a serious misdemeanor (other than a minor traffic violation), felony or any crime involving, in the sole discretion of the Company, moral turpitude;

(d)the Senior Officer Participant’s improper disclosure of proprietary information or trade secrets of the Company or its business;

(e)the Senior Officer Participant’s falsification of any records or documents of the Company;

(f)the Senior Officer Participant’s intentional or gross misconduct that injures the business or reputation of the Company;

(g)the Senior Officer Participant’s illegal possession or use of a drug or narcotic on Company property; or

(h)the Senior Officer Participant’s serious violation of the Company’s Code of Conduct.

Exhibit B
Performance Award Agreement
Performance Criteria

1.Aggregate Performance Period; Number of Earned Performance Awards. The Aggregate Performance Period will be comprised of three independent annual performance periods (“Performance Period”) that correspond to the three fiscal years from [_____] through [_____]. The number of Performance Awards earned will be based upon the Senior Officer Participant’s Target Performance Based Shares, adjusted up or down based upon the weighted average of each Performance Period’s attainment of Performance Goals, weighted at 33.33%.

2.Performance Goals. The Performance Goals are set annually, and the goals set forth below are only for the Performance Period beginning [_____] ending on [_____]. Performance Goals for the second and third Performance Periods will be set by the Board or the Committee during the first fiscal quarter of such Performance Period.

3.Payout Adjustment Percent for Each Performance Period. The Payout Adjustment Percentage for each Performance Period will be determined by the weighted average of each respective fiscal year's attainment of the following Performance Goals:

.
Performance Goals (“Performance Goals”) for the [_____] Fiscal Year Performance Period

Performance level	Performance Goal:	Payout Adjustment Percentage	Performance Goal:for Fiscal Year [_____]	Payout Adjustment Percentage
Maximum	[_____]%	xx%	$[_____]	xx%
	[_____]%	xx%	$[_____]	xx%
	[_____]%	xx%	$[_____]	xx%
Target	[_____]%	100%	$[_____]	100%
	[_____]%	xx%	$[_____]	xx%
	[_____]%	xx%	$[_____]	xx%
Threshold	[_____]%	x%	$[_____]	xx%
Below Threshold	[_____]%	0%	$[_____]	0%

•To the extent any Performance Goal metric for Fiscal Year [_____] falls between two of the listed values in the chart above, the applicable Payout Adjustment Percentage (as shown in the chart above) shall be interpolated on a straight-line basis (i.e. linear interpolation).

•If the performance results for any Performance Period are Below Threshold (as shown in the chart above), the resulting performance factor will be 0% for such Performance Period for the specific performance metric.

4.Allowable Adjustments: The Committee may provide that one or more objectively determinable adjustments shall be made to the Performance Goals or components of the Performance Goals to reflect events including:

(i)asset impairment expenses or write-downs;
(ii)litigation, claims, judgments or settlements;
(iii)unusual, infrequently occurring, extraordinary or nonoperating items;
(iv)restructurings;
(v)acquisitions, divestures or discontinued operations;
(vi)transaction-related expenses;
(vii)stock dividends, splits, combinations or exchanges of stock; and
(viii)the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.

Definitions:

“Free Cash Flow Conversion” will be determined using the following Non-Generally Accepted Accounting Principles (“Non-GAAP”) formula:

Adjusted EBITDA less cash paid for Capital Expenditures

Adjusted EBITDA

The Free Cash Flow Conversion of the Company will be determined as of the last day of the Company’s [_____] fiscal year.

“Adjusted EBITDA” means: Earnings before interest, taxes, depreciation and amortization is a measure that takes earnings and adds back interest expense, taxes and depreciation and other adjustments to the metric.

“Capital Expenditures” means: Cash, as reflected in the cash flow statement, used by the Company to invest in new or renovate restaurants, technology and equipment.”

“Adjusted Diluted Earnings Per Share” ("Adjusted EPS") for Fiscal Year [_____] means: the Adjusted EPS of the Company as of the last day of the Company's [_____] fiscal year.

“Adjusted EPS” means: adjusted net income divided by diluted weighted average shares. Diluted weighted-average shares include weighted-average shares outstanding plus the dilutive effect of common stock equivalents, including restricted stock, restricted stock units, performance stock units (performance awards) and stock options, of share-based compensation. Based on any adjustments as set out above, it is possible that Adjusted EPS as it relates to the Performance Goals may differ from Adjusted EPS as reported externally.